GUARANTEE AGREEMENT SUPPLEMENT
THIS GUARANTEE AGREEMENT SUPPLEMENT, dated as of February 1, 2018, (this “Supplement”) is made by WOODSPRING HOTELS FRANCHISE SERVICES LLC, a Kansas limited liability company (the “New Subsidiary Guarantor”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for the Lender Parties party to the Credit Agreement (as defined in the Guarantee Agreement referred to below).
1.    Reference is hereby made to the Guarantee Agreement dated as of July 21, 2015, made by certain Restricted Subsidiaries of Choice Hotels International, Inc. party thereto, as guarantors, in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”). This Supplement supplements the Guarantee Agreement, forms a part thereof and is subject to the terms thereof. Capitalized terms used and not defined herein shall have the meanings given thereto or referenced in the Credit Agreement or the Guaranty, as applicable.
2.    The New Subsidiary Guarantor hereby agrees to unconditionally guarantee to the Administrative Agent for the ratable benefit of itself and the other Lender Parties and their respective permitted successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations of the Borrower (exclusive of all Excluded Swap Obligations) to the same extent and upon the same terms and conditions as are contained in the Guarantee Agreement.
3.    The New Subsidiary Guarantor hereby agrees that by executing this Supplement it is a Guarantor (as defined in the Guaranty) under the Guaranty as if a signatory thereto on the Closing Date, and the New Subsidiary Guarantor shall comply with, and be subject to, all of the terms, covenants, conditions and agreements and hereby makes each representation and warranty, in each case set forth therein. The New Subsidiary Guarantor agrees that the “Guarantee Agreement”, “Guarantee” or “Guaranty” as used herein or in any other Loan Documents shall mean the Guaranty as supplemented hereby.
4.    The New Subsidiary Guarantor hereby acknowledges it has received a copy of the Credit Agreement and the Guaranty and that it has read and understands the terms thereof.
5.    Attached hereto as Annex A is a schedule setting forth all information of the type required to be provided pursuant to Section 3.08 to the Credit Agreement therein with respect to the New Subsidiary Guarantor.
6.    All notices and communications to the New Subsidiary Guarantor shall be given to the addresses and otherwise made in accordance with Section 9.01 of the Credit Agreement; provided that notices and communications to the New Subsidiary Guarantor shall be directed to the New Subsidiary Guarantor at the address of the Borrower set forth in Section 9.01 of the Credit Agreement.
7.    The New Subsidiary Guarantor hereby waives acceptance by the Administrative Agent and the other Lender Parties of the guaranty by the New Subsidiary Guarantor under the Guaranty upon the execution of this Supplement by the New Subsidiary Guarantor.
8.    This Supplement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Supplement may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.
9.    This Supplement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
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IN WITNESS WHEREOF, the undersigned hereby causes this Guarantee Agreement Supplement to be executed and delivered as of the date first above written.
WOODSPRING HOTELS FRANCHISE LLC, a Kansas limited liability company
By: Choice Hotels International, Inc., its sole member

By: ____/s/ Scott Oaksmith_________________________________
Name:    Scott Oaksmith
Title:    Senior Vice President, Finance and Chief Accounting Officer

Annex A

Supplemental Schedule 3.08 to Credit Agreement

Entity Name	Country (State) of Incorporation	Equity Interest	Restricted/Unrestricted
WoodSpring Hotels Franchise Services LLC	U.S. (KS)	100%	Restricted